Exhibit 99.1

ATRM REPORTS FOURTH QUARTER AND

FULL YEAR 2015 RESULTS AND OUTLOOK FOR 2016

St. Paul, Minn (03/31/16)—ATRM Holdings, Inc. (OTCQX: ATRM) (“ATRM” or the “Company”) today reported financial results for its fiscal fourth quarter and year ended December 31, 2015 and its outlook for fiscal year 2016.

Company Operations:

KBS Builders, Inc. (“KBS”), the modular construction business acquired in April 2014, represents the Company’s continuing operations. Sales and other operating results related to the Company’s former semiconductor equipment product line are included in results from discontinued operations in its consolidated statements of operations.

Q4 2015 Results:

Net sales were $5.6 million in Q4 2015, compared to $10.4 million in Q4 2014. Residential sales were $4.8 million in Q4 2015 compared with $6.2 million in Q4 2014 as demand from home builders softened late in the 2015 quarter. Commercial sales were $0.8 million in Q4 2015 compared with $4.2 million in Q4 2014 as KBS continued to follow its previously announced strategy to reduce or eliminate the site-related work (electrical, plumbing, heating, air conditioning, etc.) it performs on commercial projects. In addition, the delivery of a commercial order for $1.3 million that had been delayed since Q2 2015 due to issues at the customer’s site was not shipped in Q4 2015 as anticipated. This order was delivered in February 2016 and the related revenue will be recognized in Q1 2016. Residential and commercial sales represented 86% and 14%, respectively, of total net sales in Q4 2015. The Company continues to believe its strategy to reduce site work on commercial projects will improve profit margins and reduce risk in the future. This strategic transition is substantially complete and the Company expects commercial sales will increase appreciably in fiscal year 2016 and will eventually approach 40% to 50% of total sales.

Total costs and expenses decreased to $7.0 million in Q4 2015 compared with $12.5 million in Q4 2014:

●	Cost of sales decreased to $5.7 million in Q4 2015 from $11.2 million in Q4 2014, due primarily to the decrease in commercial sales and site work described above. In addition, cost of sales included costs of approximately $0.1 million and $1.0 million in Q4 2015 and Q4 2014, respectively, for excess materials, customer charge-backs and service costs related to “legacy” commercial projects that were under contract at the time of the KBS acquisition.

●	Selling, general and administrative expenses were approximately $1,418,000 in Q4 2015 compared to approximately $1,355,000 in Q4 2014. The increase was attributed primarily to higher bad debt expense which amounted to approximately $434,000 and $246,000 in Q4 2015 and Q4 2014, respectively. The bad debt expense for both quarterly periods was related primarily to “legacy” commercial projects that were under contract at the time of the KBS acquisition.

Loss from continuing operations amounted to approximately ($1.4 million) in Q4 2015 compared with approximately ($2.2 million) in Q4 2014.

Interest expense amounted to approximately $290,000 in Q4 2015 compared with approximately $351,000 in Q4 2014.

Net loss in Q4 2015 was approximately ($1.8 million), or ($0.82) per share, compared with approximately ($2.4 million), or ($2.04) per share, in Q4 2014. Weighted average common shares outstanding was approximately 2,206,000 shares in Q4 2015 and 1,178,000 shares in Q4 2014. The increase in outstanding shares resulted primarily from the completion of a common stock rights offering in September 2015.

Full Year 2015 Results:

The KBS business was acquired in April 2014. Therefore, fiscal year 2015 results include KBS operations for a full twelve months while fiscal year 2014 results include KBS operations for approximately nine months. Therefore, comparison of results for the two fiscal year periods is not particularly meaningful.

Net sales in fiscal year 2015 were $25.6 million. Residential sales were approximately $19.4 million, or 76% of total net sales, and commercial sales were approximately $6.2 million, or 24% of total net sales. The sales amount and mix percentage for commercial sales in 2015 were substantially below prior year levels due to the strategy implemented during 2014 and 2015 to reduce site work on such projects, as described above.

Costs and expenses amounted to $31.1 million in fiscal year 2015:

●	Cost of sales amounted to approximately $26.0 million. The large backlog of commercial projects assumed at the time of the KBS acquisition in April 2014 included a significant amount of site work that ultimately proved to be unprofitable as the projects were completed and closed out. During the second half of 2014 and throughout 2015, KBS worked to complete these “legacy” projects while implementing a new strategy to have its customers’ general contractors assume responsibility for future site-related work and have KBS focus on its core competency of building modular units. Cost of sales for fiscal year 2015 included approximately $1.5 million of excess materials costs, customer charge-backs and service costs related to completing and closing out such legacy projects.

●	Selling, general and administrative expenses amounted to approximately $5.1 million and included a severance charge of approximately $0.4 million related to a restructuring of KBS operations and bad debt expense of approximately $0.5 million related primarily to legacy projects.

Loss from continuing operations for fiscal year 2015 amounted to approximately ($5.4 million).

Interest expense for fiscal year 2015 amounted to approximately $1.4 million.

A gain of approximately $3.7 million was recorded in fiscal year 2015, relating to the settlement of indemnity and other claims against the sellers of KBS. The gain included a $3.2 million reduction in the principal balance of a promissory note owing to the principal seller and approximately $0.5 million in forgiven interest related to the note.

Net loss for fiscal year 2015 was approximately ($3.3 million), or ($2.26) per share. Weighted average common shares outstanding were approximately 1,480,000 shares.

Balance Sheet as of December 31, 2015:

●	Cash and cash equivalents amounted to approximately $0.6 million at December 31, 2015 compared with approximately $2.0 million at December 31, 2014.

●	The principal amount of the Company’s debt decreased substantially to $11.4 million at December 31, 2015 compared with $15.1 million at December 31, 2014. The debt reduction included scheduled debt payments as well as the debt reduction negotiated with the sellers of KBS described above.

Management Comments:

“Net sales in the fourth quarter were lower than we expected,” said Dan Koch, ATRM’s president and chief executive officer. “Approximately $1.3 million of modular revenue for a commercial project that had been delayed by our customer since Q2 2015 did not ship as scheduled. The modules were delivered in February and will be included in our Q1 2016 sales. In addition, residential sales in Q4 2015 were lower than anticipated as demand from our builders softened in the second half of the quarter. We continued working to close out the commercial projects that we assumed at the time of the KBS acquisition. These “legacy” projects had a significant adverse impact on our financial performance in 2014 and 2015. We incurred approximately $600,000 for customer charge-backs and bad debt expense related to these projects in Q4 2015. Although we are still negotiating for final payment on two of these projects, we are pleased to have completed the service work on all legacy projects.”

“KBS proved to be a more difficult and time-consuming turn-around than we anticipated,” Mr. Koch continued. “However, we believe we are now well positioned for significantly improved operating results in fiscal 2016. The management changes we implemented at KBS in the fourth quarter of 2015 have led to significant operational improvements. We installed a new management information system on January 1, 2016 that, when fully implemented, will help the management team to optimize our operations. In February, as previously announced, we entered into a loan agreement with Gerber Finance Inc. that provides KBS with up to $4 million in working capital financing which will be vital for the upcoming building season. Our builder network is gearing up for what we believe will be a very busy spring and summer building season. Since March 1, we have already received orders for nineteen houses with a total sales value of approximately $2 million. After slowing our commercial business during the past few quarters while we completed the “legacy” projects and implemented necessary management and operational enhancements, we are now positioned to resume growing this segment of our business in 2016 with project scopes and terms that are much more favorable to KBS. Our sales team has identified leads for over thirty commercial projects. We have submitted bids for more than $30 million in commercial business and we have more than $6 million of commercial business in our production schedule for delivery between May and September 2016. Although Q1 2016 sales will reflect a typical seasonal slowdown, we expect our sales in Q2 2016 and the remainder of fiscal year 2016 will show substantial increases over prior year levels. We continue to believe KBS is capable of generating annual revenues of $40 million and operating profit margins of 5-10% and believe we can achieve the lower end of this profit margin range by the end of fiscal year 2016.”

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (OTCQX: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Paul H. Askegaard
ATRM Holdings, Inc.
(651) 704-1812

ATRM Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$5,605	$10,359	$25,632	$33,058
Costs and expenses:
Cost of sales	5,569	11,159	25,983	32,590
Selling, general and administrative expenses	1,418	1,355	5,082	5,778
Goodwill impairment charge	-	-	-	3,705
Total costs and expenses	6,987	12,514	31,065	42,073

Loss from continuing operations	(1,382)	(2,155)	(5,433)	(9,015)
Other income (expense):
Interest expense	(290)	(351)	(1,397)	(844)
Change in fair value of contingent earn-out	(129)	100	(191)	203
Settlement gain	-	-	3,687	-
Loss from continuing operations before income taxes	(1,801)	(2,406)	(3,334)	(9,656)
Income tax benefit (expense)	(2)	-	(6)	464
Loss from continuing operations	(1,803)	(2,406)	(3,340)	(9,192)
Income from discontinued operations, net of income taxes	-	-	-	861
Net Loss	$(1,803)	$(2,406)	$(3,340)	$(8,331)

Income (loss) per share - basic and diluted:
Continuing operations	$(0.82)	$(2.04)	$(2.26)	$(8.33)
Discontinued operations	-	-	-	0.78
Net loss	$(0.82)	$(2.04)	$(2.26)	$(7.55)

Weighted average common shares outstanding - basic and diluted	2,206	1,178	1,480	1,104

ATRM Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	December 31, 2015	December 31, 2014

Assets:
Current assets:
Cash and cash equivalents	$624	$1,996
Accounts receivable, net	2,563	2,804
Costs and estimated profit in excess of billings	472	1,791
Inventories	1,241	1,936
Fair value of contingent earn-out, current	329	1,200
Other current assets	173	117
Total current assets	5,402	9,844

Property and equipment, net	4,452	4,740

Fair value of contingent earn-out, noncurrent	548	1,100
Goodwill	1,733	1,733
Intangible assets, net	1,355	1,688

Total assets	$13,490	$19,105

Liabilities and shareholders’ deficit:
Current liabilities:
Notes payable	$-	$5,500
Current portion of long-term debt	1,105	45
Trade accounts payable	3,491	5,129
Billings in excess of costs and estimated profit	764	288
Accrued compensation	104	84
Other current liabilities	1,985	2,492
Total current liabilities	7,449	13,538

Long-term debt, less current portion	10,252	9,542
Deferred income taxes	13	-

Shareholders’ deficit	(4,224)	(3,975)

Total liabilities and shareholders’ deficit	$13,490	$19,105